UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2008

TRUMP ENTERTAINMENT RESORTS, INC. TRUMP ENTERTAINMENT RESORTS HOLDINGS, LP TRUMP ENTERTAINMENT RESORTS FUNDING, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware Delaware Delaware
(State or Other Jurisdiction of Incorporation)

1-13794 33-90786 33-90786-01	13-3818402 13-3818407 13-3818405
(Commission File Number)	(IRS Employer Identification No.)

15 South Pennsylvania Avenue Atlantic City, New Jersey	08401
(Address of Principal Executive Offices)	(Zip Code)

609-449-6515
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Trump Entertainment Resorts, Inc. (the “Company”) announced that its subsidiary, Trump Marina Associates, LLC, has entered into an agreement, dated as of May 28, 2008, to sell the Trump Marina Hotel and Casino (the “Property”) located in Atlantic City, New Jersey, to Coastal Marina, LLC (“Buyer”), an affiliate of Coastal Development, LLC (“Coastal”). A copy of the sale agreement is set forth in Exhibit 10.1 hereto (the “Agreement”), and a copy of the press release is set forth in Exhibit 99.1 hereto. The following summary is qualified in its entirety by reference to the Agreement.

Pursuant to the Agreement, (1) at the closing, Buyer will acquire substantially all of the assets of, and will assume certain liabilities related to, the business conducted at the Property, (2) at and subject to such closing, an unrelated existing, previously disclosed litigation between the Company and Coastal is to be settled, and (3) the aggregate purchase price payable for the Property and these other transactions is $316 million, subject to potential adjustment as provided in the Agreement. The closing is subject to the satisfaction of certain conditions, including receipt of approvals from New Jersey governmental authorities and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Buyer has placed into escrow a $15 million deposit toward the purchase price and has agreed to seek financing for the balance of the purchase price. The Agreement provides that, subject to certain exceptions, the Company’s recourse against the Buyer if the transaction fails to close may be limited to the amount of this deposit.

In connection with the Agreement, the Company entered into an amendment, dated as of May 29, 2008, to Trump Entertainment Resorts Holdings, L.P.’s (“Holdings”) credit agreement with Beal Bank. A copy of the credit agreement amendment is set forth in Exhibit 10.2 hereto (the “Credit Agreement Amendment”), and the following summary is qualified in its entirety by reference to the Credit Agreement Amendment. Pursuant to the Credit Agreement Amendment, (i) the credit agreement lenders consented to the sale of the Property, subject to the satisfaction of certain conditions, (ii) the applicable interest rate margins payable on loans under the credit agreement will increase upon the closing of the transactions contemplated by the Agreement, and (iii) Holdings agreed to pay amendment fees, which are equal to 1% of the amount of the credit facility.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1

Asset Purchase Agreement, dated as of May 28, 2008, by and among Trump Marina Associates, LLC, Coastal Marina LLC, and, with respect to certain sections thereof, Coastal Development LLC and Trump Entertainment Resorts, Inc.

10.2

Second Amendment to Credit Agreement, dated as of May 29, 2008, among Trump Entertainment Resorts Holdings, L.P., Trump Entertainment Resorts, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and Beal Bank, as collateral agent and administrative agent.

99.1

Press Release issued on May 29, 2008. The information set forth in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

2

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ Robert M. Pickus
Name:	Robert M. Pickus
Title:	Chief Administrative Officer and General Counsel

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	/s/ Robert M. Pickus
Name:	Robert M. Pickus
Title:	Chief Administrative Officer and General Counsel

TRUMP ENTERTAINMENT RESORTS FUNDING, INC.

By:	/s/ Robert M. Pickus
Name:	Robert M. Pickus
Title:	Chief Administrative Officer and General Counsel